Exhibit 99.1

Payless ShoeSource Board of Directors Elect Robert F. Moran to Board

TOPEKA, Kan., March 5 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today announced that Robert F. Moran has been elected to its board of directors, with a term to expire in 2008. Mr. Moran has been appointed to the audit and finance committee of the company’s board of directors.

Mr. Moran, age 56, is the President and Chief Operating Officer of PetSmart, Inc. He joined PetSmart in July 1999 as President of North American stores. In December of 2001, he was appointed President and Chief Operating Officer. Mr. Moran came to PetSmart from Toys R Us, Ltd., Canada, where he was President. Prior to that, he spent 20 years with Sears, Roebuck and Company in a variety of financial and merchandising positions, including President and Chief Executive Officer of Sears de Mexico. He was also Chief Financial Officer and Executive Vice President of Galerias Preciados of Madrid, Spain from 1991 through 1993.

“We are pleased that Bob Moran has joined the Payless ShoeSource Board of Directors,” said Matthew E. Rubel, Chief Executive Officer and President of Payless ShoeSource, Inc. “Bob has proven operating and financial strengths which were instrumental as part of the team that turned around PetSmart. He has developed new avenues for growth, both domestically and internationally, and has a clear understanding of what it takes to create a differentiated strategy in the mass market.”

With the addition of Mr. Moran, the Payless ShoeSource Board of Directors now consists of 11 directors, including 10 independent directors.

Payless ShoeSource, Inc., the largest specialty family footwear retailer in the western hemisphere, is dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value. As of the end of the third quarter 2006, the company operated a total of 4,574 stores. In addition to its stores, customers can buy shoes over the Internet at http://www.payless.com .

SOURCE  Payless ShoeSource, Inc.
          -0-                                                    03/05/2007
          /CONTACT:  James Grant of Payless ShoeSource, +1-785-559-5321/
          /Company News On-Call:     http://www.prnewswire.com/comp/136152.html/
          (PSS)